SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS
SCHEDULE A
SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman Global Allocation Fund
Neuberger Berman Inflation Managed Fund
Neuberger Berman Long Short Credit Fund
Neuberger Berman Multi-Asset Income Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund

Date: March 26, 2015

SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS
SCHEDULE B
RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS
Neuberger Berman Global Allocation Fund	0.15%
Neuberger Berman Inflation Managed Fund*	0.15%
Neuberger Berman Long Short Credit Fund	0.15%
Neuberger Berman Multi-Asset Income Fund	0.15%
Neuberger Berman Risk Balanced Commodity Strategy Fund**	0.15%

* For purposes of determining the Rate of Compensation with respect to Neuberger Berman Inflation Managed Fund (“Inflation Managed Fund”), assets are based on the average daily net assets of Inflation Managed Fund, excluding any assets invested in any wholly owned subsidiary of Inflation Managed Fund advised by the Manager.

**For purposes of determining the Rate of Compensation with respect to Neuberger Berman Risk Balanced Commodity Strategy Fund (“Commodity Strategy Fund”), assets are based on the average daily net assets of Commodity Strategy Fund, excluding any assets invested in Neuberger Berman Cayman Commodity Fund I Ltd., a wholly owned subsidiary of Commodity Strategy Fund, or in any other wholly owned subsidiary of Commodity Strategy Fund advised by the Manager.

Date:  March 26, 2015